Exhibit 99.2

4th Quarter and Full Year 2006 Earnings Conference Call

Bob Chilton:                                                     Thank you, DeShanta.  My name is Bob Chilton, and I am the Executive Vice President and Chief Financial Officer for HemaCare Corporation.  With me today is Judi Irving, HemaCare’s President and Chief Executive Officer.  We both would like to welcome everyone to HemaCare’s fourth quarter and full year 2006 earnings conference call.

Before we begin our presentation, I would like to remind everyone that during this call there may be forward-looking statements on a number of topics that are based on the Company’s current expectations that are subject to various risks and uncertainties.  Actual results and outcomes could differ materially.  Our press releases and 2006 annual report on Form 10-K, as well as our other SEC filings, identify factors that could affect future results.  We encourage you to review these documents for additional information.

And now, I would like to introduce Judi Irving, who will begin with our opening remarks.

Judi Irving:                                                            Thank you, Bob.

Welcome to today’s call.  As always, we appreciate your interest in our company.

We are pleased to report that both our fourth quarter and full year 2006 results shattered previous revenue records set during the Company’s 28 year history.  Revenue for the fourth quarter and for all of 2006 increased 21% and 17%, respectively compared to 2005.  We also delivered 49% growth in net income for the fourth quarter, and 12%

growth for the full year of 2006, compared to prior year periods.   Revenue growth was driven by both blood products and services.  Our Mid-Atlantic blood services operation performed particularly well in 2006.  Procedure volumes, revenue and profits all grew at double digit rates.  This growth was the result of successful marketing initiatives, and regional expansion into Pennsylvania.

We are also pleased with the progress of our new subsidiary, HemaCare BioScience.  The staff of HemaBio is focused on developing new market opportunities, new products, and expanded services to drive growth and profits.  I have confidence that we will see exciting results from this business unit in the future.

Although blood products revenue grew 18% in 2006, higher operating costs in our Maine operations adversely affected our blood products gross margin.  We are encouraged, however, because the new management team of this unit is committed to make improvements in 2007.

Overall, I am pleased with the progress we have made over the last four years.  Our company has stabilized while profitability and cash flow has enabled us to make a significant acquisition, invest in badly needed new facilities and install several significant information systems in 2006.  We will continue to invest in our infrastructure with the commencement of the implementation of a new blood bank system in 2007.

I am proud of the dedicated employees here at HemaCare who have worked so hard to help achieve these results.  Their dedication and passion helps to drive the company forward.

I will now turn the call over to Bob Chilton, who will review the operating results in greater detail.

Bob Chilton:                                                     Thank you, Judi.

HemaCare’s fourth quarter results produced net income of $958,000, or $.11 basic and $.10 fully diluted earnings per share, compared with $644,000 for the fourth quarter of 2005, or $.08 basic and diluted earnings per share, representing a 49% improvement in earnings.  This improvement is attributable to the recognition of $549,000 in net deferred tax assets during the quarter.  Since the Company has reported three consecutive profitable years, the accounting standards require the Company to evaluate the likelihood of continued profitability to determine if recognition of a future benefit from past net operating loss carryforwards is appropriate.  Our analysis concluded that a portion of the available deferred tax asset should be recognized in 2006.

Revenue increased for the quarter 21%, to $10.7 million, a new record, from $8.9 million as reported in the fourth quarter of 2005.  The improvement in revenue was attributable to an increase in blood products revenue of 22% for the fourth quarter of 2006, resulting from the addition of HemaCare BioScience at the end of the 3rd quarter, and steady growth in California.  Blood services revenue grew by 14% in the quarter, reflecting strong growth in the Mid-Atlantic region.  Gross profit during the fourth quarter declined 2.1% to $1.9 million, and was attributable to a decline in gross profit from the Company’s blood products business segment which offset a 14.4% increase in the gross profit of our blood services business segment.

General and administrative expense for the fourth quarter of 2006 increased 18%, to $1.5 million.  The increase was primarily attributable to $123,000 in costs associated with the relocation of the Company’s corporate offices and portions of the Company’s operations into new facilities during the quarter.

For the full year of 2006, the Company recognized net income of $1,851,000, or $.22 per share basic and $.20 per share diluted, compared with net income of $1,655,000 for 2005, or $.20 per share basic and $.19 per share diluted.  Revenues increased 17% to $36.5 million in 2006 as a result of the acquisition of HemaCare BioScience, strong growth in the Mid-Atlantic blood services region, and continued steady growth in blood product sales in California.  Blood services revenue increased 12%, while blood products revenue grew 18%.

Gross profit for 2006 increased 2% to $6.7 million as a result of growth in blood services gross profit.  The gross profit percentage for blood services improved to 24% in 2006 compared with 23% for 2005.  This positive result was due to increased operational efficiencies realized from higher sales volumes. Gross profit generated by the Company’s blood products business segment decreased 3% to $4.9 million in 2006.  The gross profit percentage for blood products decreased to 17% in 2006, from 21% for 2005, and was the result of higher operating expenses and staffing costs at the Company’s Maine operations.

General and administrative expense increased 10% to $5.4 million in 2006.  This increase was due to the recognition of $402,000 of non-cash share-based compensation expense in 2006 resulting from the adoption of SFAS 123R that was not required or recorded in 2005.  In addition, increases in insurance, staff compensation and benefits, banking charges, bad debt and interest expense were partially offset by a decrease in outside consultant and temporary personnel costs.  For all of 2006, general and administrative expense represented 15% of revenue, which was a decrease from 16% reported in 2005.

The Company’s balance sheet as of December 31, 2006 includes cash and cash equivalents of $1.1 million compared to $2.6 million as of the end of 2005. Working capital decreased $2.3 million in 2006 to $1.9 million, primarily as a result of the acquisition of HemaCare BioScience, investment in leasehold improvements at our new facility in Van Nuys, California, and several new computer systems.  The Company’s debt increased to $2.7 million as of the end of 2006, as the Company also used debt to finance these projects.  The Company utilized $2 million of our available credit facility with Comerica Bank as of December 31, 2006, and we believe cash generated by operations, along with available capacity on our credit facility, will be sufficient to finance operations over the next year.

This concludes our opening remarks.  We will now open the conference for your questions.  DeShanta, would you please provide the callers with the necessary instructions.

Operator:                                                                      At this time I would like to remind everyone in order to ask a question, please press star then the number 1 on your telephone keypad.

We’ll pause for just a moment to compile the Q&A roster…

Your first question comes from Gregg Hillman with First Wilshire Securities.

Gregg Hillman:                                          Can you hear me okay?

Judi Irving:                                                            We can now, Gregg.

Gregg Hillman:                                          Okay.

Yeah, I just wanted to ask on, you know, for HemaCare BioScience as opposed to what areas you’re doing in academic research just in Los Angeles, just gathering, you know, blood and/or parts of blood, you know, for researchers, could that, you know, the non-HemaCare BioScience part of your research effort. Could you address that a little bit and its growth prospects — if you understand my question.

Judi Irving:                                                            Could you just give me a little bit more on what you’re looking for?

Gregg Hillman:                                          Yeah.

I mean, don’t you do work for universities or even corporations, you know…

Judi Irving:                                                            Oh, I see what your question is.

As you know, we were developing our research activities prior to the acquisition of HemaBio. And that was out of our California operations. So with the addition of HemaCare BioScience, now we have expanded our research capabilities.

So that is an area overall where we see that there are opportunities for significant growth, both on the activities of what we call normal controls, which is coming out of the blood banking side of our business, and the disease state controls, coming from HemaBio.

Gregg Hillman:                                          Well then, can you just talk about normal controls? I mean, what’s the size of that business or whether it could become, you know, a large segment. You know, what you’re doing in California.

Judi Irving:                                                            Sorry, I missed that last question.

Gregg Hillman:                                          You mentioned normal controls, you know, and the activity you do for maybe some large pharma companies in Southern California. And is that — could that become a big business in and of itself? Or do you have any idea what the market size is for that service that you provide?

Judi Irving:                                                            It’s always a little hard to define the exact market, but we do believe that it is significant. And actually there are synergies that we derive from our marketing efforts, both in California and Florida.

So I think with having marketing activities going on, on both sides of the business, that will create opportunities for the other side, if you will.

We do see that there are significant opportunities for growth. I can’t size it for you right now, but we do see that it’s an area we’re very interested in and planning on expanding that part of our business.

Gregg Hillman:                                          Okay. Thank you.

Judi Irving:                                                            Thanks Gregg.

Operator:                                                                      Once again, to ask a question, please press star-1 on your telephone keypad.

Your next question comes from Richard Vance with Advance Funds.

Richard Vance:                                        Hi Judi. Good quarter and good year. Congratulations.

I have a question on the Hema BioScience. You guys when you paid up for it paid a certain amount of money. And could you tell us how many employees they have over there and what are the prospects for the coming 12 months?  Do you have something budgeted out as to what kind of revenues we may be able to anticipate from that Hema BioScience?

Judi Irving:                                                            Well, thank you for the compliment on the quarter.

With respect to HemaBio, we’ve got about 17 employees in that location in Florida. And we are obviously setting budgets and have set budgets for them in terms of what our expectations are.

As you know, that’s something that we generally do not share. But we do see that as an area of significant growth and we anticipate that we’ll see good results coming out of HemaBio.

Richard Vance:                                        Well, can you tell us what kind of companies that the Hema BioScience is marketing to, what they’re doing for them? Give us some kind of an overview of what you’re trying to accomplish there?

Judi Irving:                                                            Okay.

It’s a real mix of customers that we’re marketing to. We have quite a few in the diagnostics area. There are some pharmaceutical companies as well that we market to.

In terms of what they do, HemaBio has inventory samples on hand. These would be disease state inventory samples such as HIV samples, Chagas, hepatitis, things of that nature.

We also do a number of prospective collections. So if a company is doing a study in a particular area - let’s say they need rheumatoid arthritis samples - we would proactively collect those.

With respect to those prospective collections, we are actually developing and have a number of clinical sites throughout the world that we work with.  It’s a network of physicians that we work with.

We established those relationships in key geographic areas where they will have a higher incidence of the type of samples that we’re looking for, either prospectively or to put into our inventory.

Richard Vance:                                        Are you trying to work up to be a phase I study of some kind of drugs or something, Judi? Or is this basically just a service organization that provides samples of different diseases or different chemicals?

Judi Irving:                                                            A lot of what we do is pre-phase I. But we have been involved in activities that go beyond that. So we’re really looking at that whole spectrum in terms of growth opportunities.

Richard Vance:                                        So you can say that maybe you’re a biotech company? I mean, could this…

Judi Irving:                                                            Yes.

Richard Vance:                                        …could this…

Judi Irving:                                                            Yeah, I think that’s fair to say. Life science company — we’re right in that space.

I just attended a conference with a number of people and the subject was on biomarkers. And people studying biomarkers were very interested in the samples that we have available and that we can collect.

Richard Vance:                                        Well, I can say you’re doing a good job, but also, if you are a biotech company, you’re very, very undervalued because you got positive cash flow and earnings. And I would hope that somewhere along the line, the marketplace would recognize it.

Anyway, good job and thank you very much.

Judi Irving:                                                            Thank you for your comments.

Operator:                                                                      Your next question comes from Mark Minkoff with Wachovia Securities.

Mark Minkoff:                                           Hi Judi.

Judi Irving:                                                            Hello Mark.

Mark Minkoff:                                           Great quarter and great year. Congratulations.

Judi Irving:                                                            Thank you.

Mark Minkoff:                                             Are you doing anything regarding a NASDAQ listing or moving along to try and get listed and move off the bulletin board? Any activity that you’re working on?

Judi Irving:                                                            As you know, there are specific requirements to be listed on the other boards. It’s something that we obviously are interested in because we all see that it will add a lot of value to our shares.

So we need to continue down the path that we’ve been going in terms of producing good results and continue to see the price of the stock increase, so that would enable us to be able to be listed on some of these other exchanges.

Mark Minkoff:                                           Okay, very good. Congratulations again.

Judi Irving:                                                            Thank you.

Operator:                                                                      Again, to ask a question, please press star-1 on your telephone keypad…

At this time there are no further questions. Are there any closing remarks?

Judi Irving:                                                            I just want to thank everybody for participating in the call today. Thank you.

Operator:                                                                      Thank you.

This concludes today’s conference call. You may now disconnect.